Exhibit (d)(4)

MUTUAL NONDISCLOSURE
AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (this “Agreement”) is effective as of April 23, 2025 (the “Effective Date”) between LISATA THERAPEUTICS, INC. having offices at 110 Allen Road, 2nd Floor, Basking Ridge, NJ 07920 (together with its subsidiaries and affiliates, collectively referred to as the “Company”) and KUVA LABS, with an address of 1700 Post Oak Blvd, Suite 600, Houston, TX 77056, USA, (“Counterparty”). Company and Counterparty are each individually referred to as a “Party” and collectively referred to as the “Parties.”

1.           Purpose. The Parties wish to explore a potential business opportunity (the “Purpose”) and as part of that process, each Party and their respective representatives may disclose to the other certain confidential, proprietary, technical or business information that the disclosing Party desires the receiving Party treat as confidential. For purposes of this Agreement, “Affiliate(s)” shall mean, with respect to any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity, or other legal entity (each a “Person”), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract, or otherwise.

2.         Confidential Information. “Confidential Information” means any information disclosed on or after the Effective Date by or on behalf of either Party (in such capacity, the “disclosing Party”), its Affiliates, or any of its or their respective Representatives to the other Party (in such capacity, the “receiving Party”) or the receiving Party’s, Affiliates, or any of its or their respective Representatives (defined herein) pursuant to this Agreement, whether in respect of the disclosing Party’s Affiliates, either directly or indirectly, in writing, orally, visually, electronically or any other media or form or by inspection of tangible objects and including, without limitation, investigator’s brochures, clinical study protocols, manufacturing methods, modules, proprietary technologies, computer programs, code, algorithms, research data (published or otherwise), know-how, and any other intellectual property (whether or not patented), formulas, handsets, processes, ideas, analyses, compilations, inventions (whether patentable or not), schematics and other technical, business, marketing, financial and product development plans, forecasts, strategies and information, whether or not so designated upon disclosure. Confidential Information shall include, without limitation, this Agreement and any other document provided by or on behalf of a Party to the other Party or the other Party’s Representatives relating to a potential transaction between the Parties (and the information set forth in any such documents or notes, extracts or other information, prepared by or on behalf of disclosing Party or receiving Party or their respective Representatives, based on or related to any portion of the Confidential Information), the fact that discussions and negotiations are taking place, the status of any such discussions and negotiations, and any due diligence reviews. Information which, if communicated orally or by demonstration, including information obtained by visits or inspections of any of Counterparty’s facilities is Confidential Information, even if not so identified at the time. Confidential Information may also include, subject to the preceding sentence, information that was disclosed to a disclosing Party by third parties.

Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (ii) was or becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party in violation of this Agreement; (iii) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party as shown by the receiving Party’s files and records prior to the time of disclosure; (iv) was or is obtained by the receiving Party on a non-confidential basis from a third party in rightful possession thereof and without a breach of such third party’s obligations of confidentiality; (v) was or is independently developed by or for the receiving Party without reference to the Confidential Information of disclosing Party, as evidenced by receiving Party's written records, however maintained.

The receiving Party may disclose the disclosing Party’s Confidential Information to the extent it is required by law or regulation (or compelled by subpoena or order of a competent administrative or governmental authority) to be disclosed by the receiving Party or its Representatives, provided that, to the extent legally permissible, the receiving Party gives (or directs such of its Representatives to give, as the case may be) the disclosing Party prompt written notice of such requirement prior to such disclosure and assistance, at disclosing Party’s cost, in obtaining an order protecting the information from public disclosure. Any such disclosure, however, shall not relieve the receiving Party of its obligations contained herein.

3.          Non-use and Non-disclosure. Each Party agrees not to (and to direct its Affiliates, or any of its or their respective Representatives not to), directly or indirectly, use, share or benefit (or allow a third party to benefit) from any Confidential Information of the other Party for any purpose except to evaluate and engage in discussions concerning the Purpose and/or to execute any definitive agreement contemplated by the Purpose. The receiving Party shall not (and shall direct its Affiliates, or any of its or their Representatives not to) reverse engineer, disassemble, or decompile any prototypes, software, samples, or other tangible objects that embody the disclosing Party’s Confidential Information and that are provided to the receiving Party under this Agreement. For the avoidance of doubt, nothing herein shall in any way restrict disclosing Party from disclosing its Confidential Information to any third party or from using its Confidential Information in any manner for any purpose at its sole discretion.

4.         Maintenance of Confidentiality. The Parties agree to restrict disclosure of Confidential Information to only those of its Affiliates, or any of its or their respective directors, officers, employees, agents, professional advisors, investors, attorneys, accountants, or consultants (collectively “Representatives”) who (i) have a “need to know” the same for the Purpose, (ii) are directly involved in the use of the Confidential Information for the Purpose and advised of the contents of this Agreement, and (iii) are bound in writing by obligations of confidentiality at least as stringent as set forth herein or are otherwise bound by an obligation of professional responsibility in favor of the receiving Party. Each Party agrees that it shall (and shall direct its Affiliates, or any of its or their respective Representatives to) take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own Confidential Information of similar nature, but in no event less than a reasonable standard of care. Each Party will be responsible for any unauthorized use or disclosure of Confidential Information, or other breach of the applicable terms of this Agreement, by its Affiliates or any of its or their respective Representatives.

5.           No Obligation. Nothing herein shall obligate either Party to proceed with any business relationship or transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement.

6.        No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE. THE DISCLOSING PARTY SHALL HAVE NO LIABILITY TO THE RECEIVING PARTY IN CONNECTION WITH RECEIVING PARTY’S USE OF DISCLOSING PARTY’S CONFIDENTIAL INFORMATION.

7.         Return or Destruction of Materials. All Confidential Information documents and other tangible objects containing or representing Confidential Information which have been disclosed by either Party to the other Party, and all copies of any portion thereof which are in the possession or control of the other Party (or any party with which such information has been shared or disclosed), and all patent, copyright, trade secret, trademark and other intellectual property rights therein shall be and remain the property of the disclosing Party and shall be promptly returned to the disclosing Party, or, at the disclosing Party’s election, destroyed, upon the disclosing Party’s written request. Notwithstanding the foregoing, (i) receiving Party may keep one copy of the Confidential Information for the purpose of fulfilling and ensuring compliance with its obligations (including under this Agreement), and (ii) no return or destruction shall be required of electronically-stored materials to the extent same have been backed up in the ordinary course and cannot be expunged without considerable effort.

8.          No License. Nothing in this Agreement is intended to grant any rights, license or conveyance to either Party under any patent, mask work right or copyright of the other Party, nor shall this Agreement grant any Party any rights, license or conveyance in or to the Confidential Information of the other Party except to use such Confidential Information for the Purpose as expressly set forth herein.

9.          Term. This Agreement shall terminate upon the earlier of (i) one (1) year from the Effective Date and (ii) unless terminated earlier at any time upon thirty (30) days’ prior written notice from one Party to the other; provided that the Parties agree that for a period of five (5) years following the termination or expiration of this Agreement, they will maintain the obligations of confidentiality of each other’s furnished Confidential Information, and not use and/or disclose such information to any third party, except as expressly authorized by the disclosing Party or other applicable owner of the information in writing. All terms and provisions of this Agreement which require performance after the expiration or termination of this Agreement shall survive such expiration or termination of this Agreement for the applicable period set forth in this Agreement or if no period is specified in accordance with applicable law.

10.       Remedies. Each Party agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the other Party, entitling the other Party to seek injunctive relief, in addition to all other legal or equitable remedies, without necessity of posting any bond or other security or proving specialdamages.

11.       Miscellaneous. Each Party understands that the other Party may currently or in the future be developing information internally or receiving information from other Parties that may be similar to the Confidential Information. Nothing in this Agreement will be construed by either Party as a representation or inference that the other Party will not develop products or services, or have products or services developed for it, that, without direct or indirect violation of this Agreement, compete with the products or services contemplated by the other Party’s Confidential Information. Each Party acknowledges that (i) the other Party and its Affiliates may now or in the future evaluate, invest in, or do business with competitors or potential competitors of such acknowledging Party, (ii) neither the execution of this Agreement nor receipt of Confidential Information is intended to or shall, in and of itself, restrict or preclude such activities (absent a breach of the terms of this Agreement), and (iii) the receiving Party’s retention of certain unaided mental impressions of the Confidential Information will not, in and of itself, prohibit the receiving Party or its Affiliates from pursuing such activities, even if doing so involves the use of such mental impressions, so long as the receiving Party does not intentionally and directly use any Confidential Information to gain any strategic or business advantage in such endeavors.

12.         Public Company Status. The Parties acknowledge, and shall advise their respective Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws and the rules and regulations promulgated thereunder prohibit any person with material, non-public information about a company from purchasing, selling, trading, or entering into options, puts, calls or other derivatives in respect of securities or such issuer or from communicating such information to any other person. Material non-public information shall be deemed non-public until 2 full business days (48 hours) after public disclosure by the Company.

13.         Other Agreements

(a)	This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and assigns.

(b)
This Agreement may not be assigned or transferred without the prior written consent of both Parties, which consent shall not be unreasonably withheld; provided that either Party may assign this Agreement without consent to any person acquiring all or substantially all of its business or assets.

(c)
This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles. Any action may be brought in any federal or state court located in the City, County and State of New York as the Company may elect. Each Party submits to the jurisdiction of such courts and irrevocably waives any objection it may now or hereafter have to the laying of the venue in New York or that New York is not a convenient forum.

(d)
This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and shall supersede any previous confidentiality agreements relating to the Purpose, and neither Party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other Party except as set forth herein. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision. This Agreement may not be amended, modified nor any obligation waived, except by a writing signed by both Parties. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)
This Agreement may be executed by an original, facsimile or electronic signature from a duly authorized person of the respective Parties and be in one or multiple counterparts, with such counterparts constituting one instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the Effective Date.

LISATA THERAPEUTICS, INC.

By:	/s/ Tariq Imam

Name: Tariq Imam

Title: SVP, General Counsel

Date:

KUVA LABS

By:	/s/ Mark Land, CEO

Name/Title:	Mark Land, CEO

Street Address:	1700 Post Oak Blvd, Suite 600

City, State, Zip:	Houston, TX 77056

Country:	USA

Date: